EXHIBIT 10.04
VALERO ENERGY CORPORATION
DEFERRED COMPENSATION PLAN
     WHEREAS, Valero Energy Corporation (the “Company” or “Valero”) established the Valero Energy Corporation Deferred Compensation Plan effective as of March 1, 1998, and as thereafter amended (“Plan”); and
     WHEREAS, the Company now desires to further amend and to restate the Plan, effective as of January 1, 2008, in order to effect and evidence certain changes to comply with the requirements of Code § 409A, and the regulations and other guidance promulgated thereunder; and
     WHEREAS, the portion of Participants’ Accounts which had been deferred hereunder and had vested prior to December 31, 2004 (together with earnings on such deferred and vested amounts), shall be considered “grandfathered” and shall be governed by the terms of the Plan in effect on October 3, 2004 (the provisions of which continue in effect for purposes of such “grandfathered” benefits, and are incorporated herein by reference), and for the convenience of the Plan Administrator, certain of such “grandfathered” provisions are set forth on Exhibit “A” attached hereto; and
     NOW, THEREFORE, the Company hereby amends and restates the Plan effective as of January 1, 2008 as follows:
ARTICLE I
DEFINITIONS
     1.1 Account. “Account” means a Participant’s Account maintained under this Plan which reflects the benefits a Participant is entitled to under this Plan as a result of his/her deferral of Salary and/or Bonuses under the Plan, as well as any Discretionary Awards and all earnings on all deferrals hereunder.

     1.2 Affiliate. “Affiliate” means any subsidiary business entity of the Company. The term “subsidiary business entity” means any entity in an unbroken chain of entities beginning with the Company if, at the time of the action or transaction, each of the entities other than the last entity in the unbroken chain owns equity securities possessing 50 percent or more of the total combined voting power of all classes of equity securities in one of the other entities in such chain.
     1.3 Beneficiary. “Beneficiary” means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.
     1.4 Board of Directors. “Board of Directors” means the Board of Directors of the Company.
     1.5 Bonus. “Bonus” or “Bonuses” shall include all bonuses paid to a Participant, regardless of whether or not said bonuses are discretionary, mandatory or determined by formula or specified performance criteria.
     1.6 Change in Control. “Change in Control” means each occurrence of one or more of the following events:
     (a) Change in Ownership of the Company. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code § 409A), of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.
     (b) Change in Effective Control of Valero. Either of the following:
     (1) The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code § 409A), of stock of the Company comprising thirty percent (30%) or more of the total voting power of the stock of the Company; or

     (2) The replacement, during any 12-month period, of a majority of the members of the Board of Directors with directors whose appointment or election is not endorsed by the majority of the members of the Board of Directors before the date of such appointment or election.
     (c) Change in Ownership of a Substantial Portion of the Company’s Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code § 409A), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     The provisions of this Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code § 409A and the regulations and additional guidance thereunder.
     1.7 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     1.8 Committee. “Committee” means the committee administering this Plan, comprised of those directors of the Company serving as the Company’s Compensation Committee.
     1.9 Company. “Company” means Valero Energy Corporation, sponsor of the Plan, and any successor thereof.
     1.10 Discretionary Credit. “Discretionary Credit” means a discretionary credit to a Participant’s Account under the Plan granted by the Company pursuant to Section 4.3.

     1.11 Elective Deferral. “Elective Deferral” means the amount of Salary and/or Bonuses the Participant elects to defer under the terms of this Plan.
     1.12 Elective Deferral Agreement. “Elective Deferral Agreement” means the agreement entered into by the Participant from time to time setting forth his/her Elective Deferrals under this Plan. Elective Deferral Agreements shall be in a form prescribed by the Committee from time to time.
     1.13 Employee. “Employee” means an individual who is employed by the Employer.

     1.14 Employer. “Employer” means the Company or any Affiliate which adopts this Plan.
     1.15 Fund. “Fund” means the investment fund or funds, or portfolio or portfolios selected by the Committee, which shall be used to measure the earnings (losses) on deferrals under this Plan.
     1.16 Grandfathered Amounts. “Grandfathered Amounts” means all amounts which had been deferred under this Plan and were vested as of December 31, 2004, together with all earnings on such deferred and vested amounts.
     1.17 Insider. “Insider” means an officer or director of the Company subject to Section 16(b) of the Securities Exchange Act of 1934.
     1.18 Other Termination. “Other Termination” means a “separation from service” (within the meaning of Code § 409A) of a Participant from the Employer, other than a separation from service upon death or Retirement.
     1.19 Participant. “Participant” means a member of a select group of management or highly compensated Employees, determined by the Committee to be eligible to participant in this Plan in accordance with Article II.
     1.20 Plan. “Plan” means the Valero Energy Corporation Deferred Compensation Plan set forth in this document, as amended from time to time.

     1.21 Plan Administrator. “Plan Administrator” means, as appropriate for the particular context, the Committee, its designees and/or the individuals responsible for the day-to-day administration of the Plan.
     1.22 Plan Year. “Plan Year” means the calendar year.
     1.23 Prior Plan. “Prior Plan” means the Plan as in effect on October 3, 2004. The Prior Plan shall remain in effect only with respect to, and shall govern, the Grandfathered Amounts.
     1.24 Retirement. “Retirement” means the separation from service (within the meaning of Code § 409A) of a Participant from the Employer after attaining age 55 and at least 5 years of service with the Company and its Affiliates.
     1.25 Salary. “Salary” means the regular rate of pay of a Participant during a Plan Year; provided, however, in the event a Participant has Elective Deferrals under Article III, or elective deferrals under a plan maintained by the Employer pursuant to Code § 401(k), or salary reductions under Code § 125, then the Participant’s Salary shall be deemed to include the amounts so deferred by the Participant.
     1.26 Stock Fund. “Stock Fund” means a Fund deemed to be invested in the common stock of the Company.
     1.27 Trust. “Trust” means the Valero Energy Corporation Deferred Compensation Trust, a grantor trust established by the Company and the Trustee, pursuant to Revenue Procedure 92-64, which is intended to constitute a model “rabbi trust” for the purpose of establishing a funding vehicle for the payment of benefits under this Plan.
     1.28 Trustee. “Trustee” means Frost National Bank, or any successor Trustee that may be appointed by the Company from time to time.
     1.29 Unforeseeable Emergency. “Unforeseeable Emergency” means: (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in

Code § 152, without regard to Code §§ 152(b)(1), (b)(2) and (d)(1)(B)); (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or (c) another similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as contemplated in Code § 409A and the regulations and other guidance promulgated thereunder.
ARTICLE II
ELIGIBILITY
     2.1 Initial Eligibility. The individuals who shall be eligible to participate in the Plan shall be such Employees as the Committee shall determine from time to time. Such Employees shall in all events constitute a select group of management or highly compensated individuals within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) or ERISA.
ARTICLE III
DEFERRAL
     3.1 Deferral Election. A Participant may elect, within 30 days after first becoming eligible to participate in this Plan, and not later than the 30-day period preceding the beginning of any future Plan Year (or such other election period ending prior to the beginning of a Plan Year as may be prescribed by the Committee), by properly and timely completing an Elective Deferral Agreement, as to what, if any, percentage of his/her Salary and/or Bonuses to be earned during the ensuing Plan Year (or for the remainder of the Plan Year in the case of a Participant’s initial eligibility deferral election) are to be deferred under this Plan during such ensuing Plan Year (or remainder of the Plan Year in the case of a Participant’s initial eligibility deferral election). Once an election has been made under an Elective Deferral Agreement, it shall be irrevocable. The election to participate in the Plan for a given Plan Year will be effective only upon timely receipt by the Plan Administrator of the Participant’s Elective Deferral Agreement. Notwithstanding any other provision of this Plan, if the Plan Administrator fails to receive a Participant’s Elective Deferral Agreement prior to the beginning of a Plan Year, that Participant will be deemed to have elected not to defer any part of his/her Salary and/or Bonuses for that Plan Year.
     3.2 Deferral Amount. A Participant who makes an election to defer a percentage of his/her Salary and/or Bonuses may defer a maximum of 30% of his/her Salary and/or 50% of the cash portion of any Bonuses, or any lesser percentage (in minimum 1% increments) as he/she may elect on the Elective Deferral Agreement.
ARTICLE IV
ACCOUNTS
     4.1 Establishing a Participant’s Account. The Committee will establish an Account for each Participant in a special deferred compensation ledger which will be maintained by the Company. The Account will reflect the amount of the Company’s obligation to pay benefits to the Participant hereunder at any given time.
     4.2 Credit of the Participant’s Deferral. The Committee will credit the amount of a Participant’s deferral to the Participant’s Account in the deferred compensation ledger as it would have been paid during the Plan Year but for the deferral which was elected.
     4.3 Discretionary Credits. The Company may, from time to time, credit to a Participant’s Account a Discretionary Credit on behalf of such Participant in such amount, if any, as shall be determined, or determinable under a formula, and announced to such Participant. Subject to the terms of this Plan, the Bylaws of the Company and applicable law, the making of Discretionary Credits, or the cancellation, modification or waiver of rights with respect to, or the amendment, suspension or termination of, Discretionary Credits, to:

     (a) the Chief Executive Officer or President of the Company, shall be upon recommendation by the Committee and approval of the Board of Directors.
     (b) any “executive officer” of the Company (i.e., one designated by the Company’s Board of Directors as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as an “executive officer” for purposes of Regulation 14A under the Exchange Act), other than the Chief Executive Officer or the President, shall be upon recommendation of the Chief Executive Officer and approval of the Committee; and
     (c) any other Employee, shall be upon approval of the Chief Executive Officer.
     4.4 Gauge for Determining Benefits. The Salary and/or Bonuses deferred pursuant to the Elective Deferral Agreement, and any Discretionary Credits, when allocated to the Account of the Participant, shall be treated as if they were invested in the Fund as of the date of allocation. The amounts entered in the Account shall then begin accruing gains and losses at the rate set forth under the Fund as if those amounts were actually invested in the Fund and shall be entered as of the last day of each calendar month of each Plan Year, and shall continue to accrue such gains and losses at the rate set forth under the Fund until distributed as provided for herein. If permitted by the Committee, each Participant shall have the right to select the particular Fund or Funds for the deemed investment of his/her Account in accordance with the procedures established by the Committee, which may include the Stock Fund; provided that any such selection shall be solely for the purpose of determining gains and losses on the Participant’s Account, and under no circumstances will any Participant have any ownership interest in any Fund. No election of a conversion designation by an Insider which has the effect of increasing the total amount allocated to the Stock Fund may be made on a date which is less than six months following (i) the date of any prior election of a conversion designation by such Insider which had the effect of decreasing the total amount allocated to the

Stock Fund or (ii) the date of any election by such Insider with respect to any other plan of the Company or any subsidiary thereof which had the effect (directly or indirectly) of making a disposition on behalf of such Insider of the same class of equity security as that which is the subject of the Stock Fund. No election of a conversion designation by an Insider which has the effect of decreasing the total amount allocated to the Stock Fund may be made on a date which is less than six months following (i) the date of any prior election of a conversion designation by such Insider which had the effect of increasing the total amount allocated to the Stock Fund or (ii) the date of any election by such Insider with respect to any other plan of the Company or any Affiliate which had the effect (directly or indirectly) of making an acquisition on behalf of the Insider of the same class of equity security as that which is the subject of the Stock Fund. The restrictions contained herein regarding investment conversions by Insiders respecting the Stock Fund are intended to comply with, and enable Insiders to rely upon, the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934. Any future amendment to Rule 16b-3 or any successor rule promulgated by the Securities and Exchange Commission affecting the investment by Insiders in the Stock Fund shall be incorporated by reference herein and be deemed to be an amendment to the Plan in order that Insiders shall continue to be entitled to rely upon the exemption provided by such rule without any interruption. Notwithstanding the foregoing, the Committee may alter the conversion restrictions applicable to an Insider, as set forth herein, as a result of changes in Rule 16b-3 under the Securities Exchange Act of 1934.
ARTICLE V
VESTING
     5.1 Vesting of Elective Deferrals. All amounts deferred under this Plan (including earnings on such deferrals), other than any Discretionary Credits and earnings on such Discretionary Credits, shall be deemed to be 100% vested at all times.

     5.2 Vesting of Discretionary Credits. Any Discretionary Credits made pursuant to Section 4.3 shall be subject to such vesting schedule as determined by the Committee and announced to Participants prior to, or contemporaneously with, the granting of said Discretionary Credits.
ARTICLE VI
DISTRIBUTIONS
     6.1 Distribution Events and Elections Relating to Elective Deferrals. Distribution of a Participant’s Elective Deferrals (including earnings thereon) shall occur upon the earlier of:
     (a) A specified date, as provided for in Section 6.4, if and to the extent elected by the Participant on the Elective Deferral Agreement relating to such Elective Deferrals pursuant to the distribution election procedures hereunder; or
     (b) An Unforeseeable Emergency, as provided for, and subject to the provisions of, Section 6.5; or
     (c) The first to occur of the Participant’s death, Retirement or Other Termination, as provided for, and subject to the provisions of Section 6.2 or 6.3, as the case may be.
Each Participant, at the time of entering into an Elective Deferral Agreement, shall elect:
     (a) Whether all or any portion of the applicable Elective Deferrals shall be distributed in a lump sum cash payment on a specified date under Section 6.4; and
     (b) The manner of payment of such Elective Deferrals in the event of a distribution upon Retirement or an Other Termination among the distribution options provided for in Section 6.3. In the event that a Participant fails to make a timely distribution election with respect to such Elective Deferrals, and the deferrals become distributable upon Retirement or Other Termination, such deferrals and all earnings thereon shall be distributed pursuant to the default distribution provisions of Section 6.3.

Distribution of a Participant’s Discretionary Credits, if any, shall be made in accordance with the provisions of Section 6.6 hereof.
     6.2 Death; Beneficiary Designation. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries will receive the vested balance then credited to the Participant’s Account in one lump sum cash payment. The payment will be made as soon as reasonably practical following the Participant’s death and, in any event, within 90 days thereafter.
     Each Participant, at the time of entering into his/her initial Elective Deferral Agreement, must file with the Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant will be made in the event of his/her death prior to the complete distribution of the amount credited to his/her Account. The designation will be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any Beneficiary designation by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist at the time of the Participant’s death, the Beneficiary will be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. If any Beneficiary survives the Participant but dies or otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant’s Account, the balance of the amount which would have been paid to that Beneficiary will, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or to the Participant’s estate in the case of a Beneficiary which is not an individual.
     6.3 Retirement or Other Termination.

     (a) Upon a Participant’s Retirement or Other Termination, the Participant shall receive the value of the Elective Deferrals credited to his/her Account as of the date of his/her Retirement or Other Termination (including earnings on such deferrals and earnings on Elective Deferrals previously distributed on a specified date pursuant to Section 6.4 at the time and in the manner elected by the Participant in his/her Deferral Election Agreement, or as otherwise described in paragraph (b) below.
     (b) A Participant may elect, at the time of executing his/her Elective Deferral Agreement for a particular Plan Year, to receive a distribution of his/her Account applicable to Elective Deferrals for such Plan Year: (a) in the case of a distribution upon Retirement, in a single lump sum cash payment, or in five (5), ten (10) or fifteen (15) annual installments (recalculated annually for each installment); and (b) in the case of a distribution upon an Other Termination, in a single lump sum cash payment, or in five (5) annual installments (recalculated annually for each installment). Additionally, in connection with, and at the time of, such election, the Participant may elect to have such distribution commence (or be made) upon his/her Retirement or Other Termination, or on the January 1 following his/her Retirement or Other Termination. In the absence of such an election, the Participant shall receive a distribution of his/her Account in fifteen (15) annual installments (recalculated annually for each installment) in the case of Retirement, and in a single lump sum cash payment in the case of an Other Termination, and in either case, commencing upon Retirement or Other Termination, as the case may be. Any such payment provided for under this Section 6.3 shall be made as soon as reasonably practical following the designated or default date provided for above, and in any event within 90 days thereof.
     6.4 Payment on Specified Date. Upon election by the Participant in his/her Elective Deferral Agreement for a particular Plan Year the Participant may receive, in one lump-sum payment, that portion of his/her Elective Deferrals for such Plan Year on the date specified in his/her Elective Deferral Agreement (provided such date is at least 5 years after the year of the Elective Deferral) or the balance of his/her Account relating to such Elective Deferrals, if less. Any amounts distributed under his/her Elective Deferral Agreement pursuant to this Section shall:
     (a) be made to the Participant as soon as reasonably practical following the specified date, and in any event within 90 days thereof; and
     (b) immediately reduce the Participant’s Account by the amount of such distribution for purposes of any further income accrual and for subsequent distributions.
     6.5 Payment Upon Unforeseeable Emergency. Notwithstanding any other provision of this Plan, in the event of an Unforeseeable Emergency, the Participant may, upon approval by the Committee, receive a distribution from his/her Account, or receive acceleration of a payment that had previously commenced, in an amount not to exceed the lesser of (a) the amount in the Participant’s Account at the time of the Unforeseeable Emergency; or (b) the amount reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution).
     6.6 Distribution of Discretionary Credits. The vested amount of any Discretionary Credits granted hereunder (including earnings thereon) shall be distributed to a Participant (or the Participant’s Beneficiary in the event of the Participant’s death) in the form elected by the Participant under Section 6.3(b) during the annual election period applicable to the year in which the Discretionary Credit is granted (or in the form of a single lump sum payment if no such election was made). Such payment will be made or commence as soon as reasonably practical following the earlier of Participant’s Retirement, Other Termination or death, and in any event within 90 days thereof.
     6.7 Responsibility for Distributions and Withholding of Taxes. The Committee will furnish information to the Company concerning the amount and form of distribution to any

Participant so that the Company may make, or cause the Trust to make, the distribution required. The Company shall have the right to deduct from all payments made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of the Company, whether or not the Company shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and the Company, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed for any reason, including (a) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Code section 4999, (b) based upon a theory that any additional or excise tax is required under Code section 409A, or (c) based upon any theory of “constructive receipt” of any lump sum or other amount hereunder.
     6.8 Forfeiture Upon Termination for Cause. In the event, and at the time of, a distribution upon Retirement or Other Termination, if the Committee finds, after full consideration of the facts presented on behalf of both the Employer and the former Participant, that the Participant was discharged by the Employer for fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his/her employment by the Employer which damaged the Employer or an Affiliate, or disclosing trade secrets of an Employer or an Affiliate, the Participant shall forfeit all rights to receive any benefits hereunder. The decision of the Committee as to the cause of a Participant’s termination shall be final and binding. Notwithstanding the foregoing, the forfeiture provisions of this Section 6.8 shall not affect any other rights or remedies available to the Employer or any Affiliate under common-law or under any other agreement with respect to the Participant’s conduct.

     6.9 Changes in Distribution Elections. A distribution election made under this Plan may be changed only if: (a) such change is made pursuant to a written election on a form prescribed by the Committee; (b) such change is made at least 12 months prior to the date that the distribution would have occurred or commenced pursuant to the prior election, and such change does not take effect for at least 12 months following the date it is made; and (c) the first payment made pursuant to the new election is deferred for a period of at least five years from the date such payment would otherwise have been made. The Committee may, in its discretion, refuse to accept any such distribution election change if the Committee determines that such change fails to meet any of the above requirements, or is otherwise not permitted under applicable legal requirements.
     6.10 Lump Sum Cash Out. Notwithstanding any other provision of this Plan or any distribution election made by a Participant, upon the Retirement or Other Termination of a Participant whose total vested Account balance is not greater than the applicable dollar amount under Code § 402(g)(1)(B), the entire vested portion of such Participant’s Account balance shall be distributed to the Participant in a single lump sum payment. Such lump distribution shall result in the termination and liquidation of the Participant’s entire interest under the Plan, and shall be made as soon as reasonably practical after the Participant’s Retirement or Other Termination, and in any event, within 90 days thereafter.
     6.11 Delay of Payments for Specified Employees. Notwithstanding any other provision of this Plan, in the event that a Participant is a “specified employee” within the meaning of Code § 409A and the regulations promulgated thereunder, any distribution upon Retirement or Other Termination shall be delayed for six months from the date of such Retirement or Other Termination (except to the extent that the payment of such benefit is not subject to Code § 409A, or is subject to an exception to such delay in payment). The initial payment following such delay shall include all payments that would have been made prior thereto but for such delay. The provisions of this Section 6.11 shall not apply (a) with respect to any benefit that becomes payable for reasons other than Retirement or Other Termination, or (b) if, at the time of such Participant’s Retirement or Other Termination, no stock of the Company is publicly traded on an established securities market or otherwise.
ARTICLE VII
ADMINISTRATION
     7.1 Powers of the Committee. The Committee will have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
     (a) to make rules and regulations for the administration of the Plan;
     (b) to construe all terms, provisions, conditions and limitations of the Plan, and adopt amendments to the Plan;
     (c) to correct any defect, supply any omission, reconcile any inconsistency that may appear in the Plan, make equitable adjustments deemed necessary or advisable as the result of any unusual situation or any ambiguity in the Plan, in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
     (d) to designate the persons eligible to become Participants;
     (e) to determine all controversies relating to the administration of the Plan, including but not limited to:
     (1) the differences of opinion arising between the Company and a Participant; and
     (2) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest.

     (f) to delegate by written notice those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan including delegation of its powers to the officers of the Company; and
     (g) to select, employ and compensate consultants, accountants, attorneys and other agents as the Committee may deem necessary or advisable for administering the Plan.
     7.2 Committee Discretion. The foregoing list of powers granted to the Committee is not exclusive and the Committee shall have such additional powers that it may deem necessary or advisable for administering the Plan. The Committee in exercising any power or authority granted under the Plan or in making any determination under this Plan shall perform or refrain from performing those acts using its sole discretion and judgment. Any decision made by the Committee, its designees or others exercising a power designated to them pursuant to this Plan, to act or refrain not to act or any act taken in good faith shall be final and binding on all parties; and no such decision shall ever be subject to de novo review. Notwithstanding the foregoing, the Committee’s or such others’ decisions, refraining to act, or acting is to be subject to arbitration pursuant to Article XI for those incidents occurring during the Plan Year in which a Change in Control occurs and during the Plan Year following a Change in Control.
     7.3 Delegation. Subject to the terms of the Plan, the Bylaws of the Company and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to the terms and limitations the Committee shall determine, to administer this Plan. Subject to review by the Committee, the Chief Executive Officer of the Company is authorized to exercise all powers of the Committee with respect to determinations regarding Accounts of Employees who are not “executive officers” of the Company (i.e., those not deemed “officers” or “directors” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934). The Chief

Executive Officer is also authorized to determine, approve and cause to be placed into effect amendments to this Plan deemed necessary or appropriate in order to comply with any applicable federal or state statute or regulation, or as otherwise deemed advisable by the Chief Executive Officer, provided however, that each such amendment or related series of amendments so approved shall involve costs to the Company not exceeding the expenditure approval authority of the Chief Executive Officer as established from time to time by the Board of Directors of the Company, and provided further, that the Chief Executive Officer shall not have the authority to approve any such amendment if such amendment would (a) materially increase the benefits accruing to Participants under this Plan, (b) materially modify the requirements for eligibility for participation in this Plan, or (c) require stockholder approval under any provision of the Restated Certificate of Incorporation of the Company, the By-Laws of the Company, or any federal or state statute or regulation or the rules of the New York Stock Exchange.
     7.4 Annual Statements. The Committee will cause each Participant to receive an annual (or more frequent, as determined by the Committee) statement as soon as administratively practicable after the conclusion of each Plan Year (or other more frequent reporting period, as applicable) containing the amounts deferred through the Plan Year (or other more frequent reporting period, as applicable) and the gains or losses and income applicable to the deferred amounts.
     7.5 Reimbursement of Expenses. The Committee will serve without additional compensation for their services but will be reimbursed by the Company for all expenses properly and actually incurred in the performance of their duties under the Plan.

ARTICLE VIII
AMENDMENT AND/OR TERMINATION
     8.1 Amendment or Termination of the Plan. This Plan may be amended or terminated as set forth in the Plan without approval of the Participants, at any time by an instrument in writing.
     8.2 No Retroactive Effect on Account. No amendment will affect the rights of any Participant to the amounts then standing to his/her credit in his/her Account, to change the method of calculating the rate of earnings under the Fund already accrued on amounts deferred by him/her prior to the date of the amendment. Further, no amendment will affect a Participant’s rights under any provision relating to a Change in Control after a Change in Control has previously occurred without his/her consent. However, the Committee shall retain the right at any time to change in any manner the method of calculating the rate of earnings under the Fund on all amounts deferred by a Participant after the date of the amendment if it has been announced to the Participants.
     8.3 Effect of Change in Control. In the event of a Change in Control, the accrued benefit of all Participants in the Plan shall immediately become fully vested. Additionally, the Committee may, within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by the Company which must be aggregated with the Plan under Code § 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the accrued benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time and manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.
     8.4 Effect of Termination. If the Plan is terminated under circumstances other than those provided for under Section 8.3 above, all accounts deferred by Participants or credited as Discretionary Credits and credited to a Participant’s Account shall become fully vested, and earnings under the Fund will continue to be applied to the Account in accordance with Section 4.4. Following such Plan termination, distribution of Participant Accounts shall be made at such time as provided for under the Plan as if the Plan had not been terminated. Except as provided under Section 8.3 above, no payment hereunder will be accelerated by virtue of Plan termination.
ARTICLE IX
FUNDING
     9.1 Payments Under This Agreement are the Obligation of the Company. The Company will pay the benefits due the Participants under this Plan; however should it fail to do so when a benefit is due, the benefit will be paid by the trustee of the Trust entered by and between the Company and the Trustee, should such a Trust be established. In any event, if the Trust fails to pay any benefit hereunder for any reason, the Company shall remain liable for the payment of all benefits provided by this Plan.
     9.2 Agreement May Be Funded Through Rabbi Trust. Except in the event of a Change in Control, it is specifically recognized by both the Company and the Participants that the Company may, but is not required to, contribute any amount it finds desirable to a so-called “Rabbi Trust”, established to accumulate assets sufficient to fund the obligations of the Company under this Plan. In the event of a Change in Control, however, the Company agrees that it shall establish the so-called “Rabbi Trust” if none has been established or, in the event one has been established contribute cash or other assets sufficient to place in the Trust assets equaling or exceeding the total of all liabilities under the Plan to all Participants and their beneficiaries as of such date. Notwithstanding the foregoing, contributions shall not be made to the Trust to the extent that such contributions would be prohibited by law, or would result in any unintended tax or other adverse consequences as determined by the Committee in its sole discretion. Plan liabilities to Participants and their beneficiaries shall be determined based on the Account balances as of a given date. Under all circumstances, the rights of the Participants to the assets held in the Trust will be no greater than the rights expressed in this Plan. Nothing contained in any trust agreement which creates any funding trust or trusts will constitute a guarantee by a Company that assets of the Company transferred to that trust or those trusts will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should the Company become insolvent or bankrupt. Any trust agreement prepared to fund the Company’s obligations under this Plan must specifically set out these principles so it is clear in that trust agreement that the Participants in this Plan are only unsecured general creditors of the Company in relation to their benefits under this Plan, and have no right or interest in any specific Trust assets.
     9.3 Participants Must Rely Only on General Credit of the Company. The benefits provided for in this Plan constitute only a general corporate commitment of the Company. Each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan will constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company. Though the Company may establish and may fund a Rabbi Trust, as indicated in Section 9.2, to accumulate assets to fulfill its obligations, the Plan and any such Trust will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any Participant in any asset held by the Company, contributed to any such Trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No specific assets of the Company have been or will be set aside, or will in any way be transferred to any Trust or will be pledged in any way for the performance of the Company’s obligations under this Plan which would remove such assets from being subject to the general creditors of the Company.
ARTICLE X
ADOPTION BY AFFILIATED EMPLOYERS
     10.1 Procedures for and Status After Adoption. Any Affiliate may, with the approval of the Committee, adopt this Plan by appropriate action of its board of directors. The terms of the Plan will apply separately to each Affiliate adopting the Plan and its Participants in the same manner as is expressly provided for the Company and its Participants except that the powers of the Board of Directors and the Committee under the Plan will be exercised by the Board of Directors of the Company alone. The Company and each Affiliate adopting the Plan will bear the cost of providing plan benefits for its own Participants. It is intended that the obligation of the Company and each Affiliate with respect to its Participants will be the sole obligation of the Employer that is employing the Participant and will not bind any other Employer.
     10.2 Guaranty. Plan provisions to the contrary notwithstanding, in the event of any Affiliate that adopts the Plan pursuant to Article X fails to make payment of the benefits due under the Plan on behalf of its Participants, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor or such entity’s obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust.
     10.3 Termination of Participation By Adopting Affiliate. Any Affiliate adopting the Plan may, by appropriate action of its board of directors, terminate its participation in the Plan.

The Committee may, in its discretion, also terminate an Affiliate’s participation in the Plan at any time. The termination of the participation in this Plan by an Affiliate will not, however, affect the rights of any Participant who is working or has worked for the Affiliate as to benefits previously accrued by the Participant under the Plan without his/her consent.
ARTICLE XI
CLAIMS; ARBITRATION OF DISPUTES
     11.1 Filing of Claims. A Participant or other person claiming to have been denied any benefit or right provided under this Plan shall have the right to file a written claim with the Committee. All claims shall be submitted on a form provided or approved by the Committee, which shall be signed by the claimant and shall be considered filed on the date the claim is received by the Committee. The claim will be reviewed and a written decision will be rendered by a member of the Committee designated by the Committee for such purpose within 90 days following receipt of the claim. In the event that the Committee does not act within such 90 day period, the claim shall be deemed to have been denied as of the expiration of such 90 day period.
     11.2 Review of Denial. Within 90 days after receipt of a notice of any denial of benefits, the claimant or his/her authorized representative may request, in writing, to appear before the full Committee for a review of his/her or her claim. The Committee in its discretion may elect to grant the Participant’s request to personally appear before the Committee. Any decision of the Committee thereafter to deny a benefit or right shall be in writing and shall include the specific reasons for the decision and references to relevant Plan provisions on which the decision is based. The decision of the Committee shall be final, conclusive and binding upon the Participant or other claimant and all persons claiming by, through or under such claiming.

     11.3 Arbitration of Disputes. Upon the exhaustion of the claims review procedure described in Sections 11.1 and 11.2, any controversy of any nature whatsoever arising out of or related to this Plan, shall be submitted to, and settled by, mandatory and final arbitration in accordance with the provisions of the Valero Energy Corporation Dialogue dispute resolution program.
ARTICLE XII
MISCELLANEOUS
     12.1 Limitation of Rights. Nothing in this Plan will be construed:
     (a) to give any Employee the right to be designated a Participant in the Plan;
     (b) to give a Participant any right with respect to the fee or compensation deferred or the gains or losses and income credited in the Account, except in accordance with the terms of this Plan;
     (c) to limit in any way the right of the Company to terminate a Participant from the employment of the Employer;
     (d) to evidence any agreement or understanding, expressed or implied, that the Company will retain a Participant as an employee for any particular remuneration or for any particular period of time; or
     (e) to give a Participant or any other person claiming through him/her any interest or right under this Plan other than that of any unsecured general creditor of the Company.
     12.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay benefits due hereunder to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those benefits for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.
     12.3 Non-alienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant except, upon his/her death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit under this Plan will in any manner be subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his/her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
     12.4 Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s independent accounts or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.
     12.5 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.
     12.6 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.
     12.7 Gender and Number. Words used in this Plan of one gender are to be construed as though they were also used in another gender in all cases where they would so apply and likewise words in the singular or plural are to be construed as though they also included the other in all cases where they would so apply.
     12.8 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.
     12.9 Grandfathered Amounts; Incorporation of Prior Plan. Notwithstanding any other provision of this Plan, the Grandfathered Amounts shall be subject to, and governed by the provisions of, the Prior Plan, which said provisions, with respect to the Grandfathered Amounts:
     (a) remain in effect;
     (b) are hereby incorporated by reference herein; and
     (c) are not amended by this Plan restatement.
     For the convenience of the Plan Administrator, certain provisions of the Prior Plan are attached to this Plan as Exhibit “A”. The inclusion of said Exhibit “A” is not intended and shall not be deemed, to amend the Prior Plan in any respect.
     IN WITNESS WHEREOF, the Company has executed this amended and restated Plan effective as of January 1, 2008.

VALERO ENERGY CORPORATION

By:

i

Page
12.3 Non-alienation of Benefits	25
12.4 Reliance Upon Information	25
12.5 Severability	25
12.6 Notice	25
12.7 Gender and Number	26
12.8 Governing Law	26
12.9 Grandfathered Amounts; Incorporation of Prior Plan	26

EXHIBIT A
TO
VALERO ENERGY CORPORATION
DEFERRED COMPENSATION PLAN
Grandfathered Provisions Summary
     As provided for in the Valero Energy Corporation Deferred Compensation Plan (“Plan”), the portion of Participants’ Accounts which had been deferred and were vested prior to December 31, 2004 (and all earnings on such deferred and vested amounts), are Grandfathered Amounts, and shall continue to be governed by, and administered in accordance with, the terms of the Prior Plan. The Prior Plan continues in effect in its entirety with respect to such Grandfathered Amounts, and is incorporated by reference in the Plan for such purposes. Set forth below are certain Prior Plan provisions, which are set forth in this Exhibit purely as a matter of convenience for the Plan Administrator, and are not intended, and shall not be deemed, to amend the Prior Plan in any respect with respect to the Grandfathered Amounts.
* * * * * * * * * * * * * *
ARTICLE XIII
ARTICLE VI
DISTRIBUTIONS
     6.1 Death/Beneficiary Designation.
     (a) Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries will receive the balance then credited to the Participant’s Account in the Deferred Compensation Ledger in one lump sum payment. The payment will be made within 90 days after the Participant’s death.
     (b) Each Participant, at the time of entering into his initial Elective Deferral Agreement, must file with the Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant will be made in the event of his death prior to the complete distribution of the amount credited to his Account in the Deferred Compensation Ledger. The designation will be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary will be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary must survive the Participant by 60 days in order to be considered to be living on the date of the Participant’s death. If any Beneficiary survives the Participant but dies or otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant’s Account, the balance of the amount which would have been paid to that Beneficiary will, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or to the Participant’s estate in the case of a Beneficiary which is not an individual. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing in a form acceptable to the Committee in order to be effective.
     6.2 Disability. Upon the Disability of the Participant, the Participant shall receive in fifteen annual installments (recalculated annually for each installment) the value of the amounts credited to his Account at the date of Disability. Distribution shall commence as determined by the Committee, and if no determination is made within 90 days of the date of Disability, then within 90 days after the earlier of (i) the date Participant reaches his normal retirement age under the then prevailing retirement policies in effect at the Company or (ii) in the case of a Participant who remains Disabled, the earlier of (x) the date long-term disability payments (if any) made to the Participant under a long-term disability program maintained by the Company

v

have ceased because of the Participant’s attainment of a stated age or (y) within 90 days of the date of determination by the Committee that no long-term disability payments are payable. Upon the death of the Participant prior to receipt of all of the annual installments, the remaining installments shall be paid to the Participant’s Beneficiary in one lump sum payment in accordance with Section 6.1.
     6.3 Retirement. Upon the retirement of the Participant, the Participant shall, unless otherwise elected in accordance with Section 6.10 below, receive in fifteen annual installments (recalculated annually for each installment) the value of the amounts credited to his Account at the date of his Retirement. Distribution shall commence within 90 days after the Participant’s Retirement. Upon the death of the Participant prior to receipt of all of the annual installments, the remaining installments shall be paid to the Participant’s Beneficiary in one lump sum payment in accordance with Section 6.1.
     6.4 Termination Prior to Death, Disability or Retirement. Upon the Participant’s termination from the employ of the Employer, or, in the case of a Director, cessation of service as a Director, prior to Death, Disability or Retirement, the Participant shall receive in one lump-sum the value of the amounts credited his Account as of the last day of the calendar month which includes such termination from the employment or cessation of service as a Director. Distribution shall be made within 90 days after the Participant’s termination from employment or cessation of services as a Director, as the case may be.
     6.5 Payment on Specified Event. Upon election by the Participant on forms provided by the Committee, the Participant may elect at the time of executing his Elective Deferral Agreement for a particular Plan Year to receive in one lump-sum that portion of his Elective Deferrals on the date or dates specified in his Elective Deferral Agreement (provided such date is at least 5 years after the year of the Elective Deferral) or the balance of his Account, if less. Any amounts distributed under his Elective Deferral Agreement pursuant to this Section shall immediately reduce the Participant’s Account for purposes of any further income accrual and for distributions on or after that date.
     6.6 Payment Upon Unforeseeable Emergency. In the event of an unforeseeable emergency that is caused by an event beyond the control of the Participant, and that would result in severe financial hardship to the Participant if early withdrawal or acceleration of payment were not permitted, the Participant may, notwithstanding the preceding provisions of this Article VI of the Plan, upon approval by the Committee, receive a distribution from his Account or receive acceleration of payment in an amount not to exceed the lesser of (i) the amount in the Participant’s Account at the time of the unforeseeable emergency or (ii) the amount necessary to meet the emergency. It is the intent of the Company that this Section be interpreted in a manner consistent with Internal Revenue Service Revenue Procedure 92-65, as it may be amended or superseded from time to time.
     6.7 Responsibility for Distributions and Withholding of Taxes. The committee will furnish information to the Company concerning the amount and form of distribution to any Participant entitled to a distribution so that the Company may make or cause the Trust to make the distribution required. The Committee will also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and will cause them to be withheld.
     6.8 Forfeiture for Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Employer and the former Participant that the Participant was discharged by the Employer for fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment by the Employer, his Account shall be forfeited to the extent necessary to recoup any loss to the Employer resulting from such fraud, embezzlement, theft, felony or dishonesty, even though is may have previously vested. The decision of the Committee as to the cause of a Participant’s discharge shall be final.

Notwithstanding the foregoing, the right to set-off as provided herein shall not affect any other rights or set-off available to the Employer under common-law or under any other agreement.
     6.9 Right to Demand Accelerated Payment. The Committee, acting upon the request of a Participant, shall permit the Participant to receive an immediate lump sum payment of the amount credited to his Account. Payment of such accelerated lump sum benefit at the demand of a Participant shall be reduced by a ten percent (10%) forfeiture. Such lump sum distribution shall be paid as soon as administratively practicable, but in any event within 90 days following receipt of written demand by a Participant (or his Beneficiary) eligible for an accelerated lump sum distribution. The amount of the lump sum distribution to be made to the Participant (or his Beneficiary), as well as the ten percent (10%) forfeiture to be applied against the amount distributable to the Participant (or his Beneficiary), shall be based on the last valuation of the Participant’s Account preceding the Participant’s (or his Beneficiary’s) written demand for an accelerated lump sum distribution. No demand for accelerated payment of an amount allocated to the Stock Fund may be made by an Insider on a date which is less than six months following (i) the date of any prior election to convert such Insider’s deemed investment designation which had the effect of increasing the total amount allocated to the Stock fund or (ii) the date of any election by such Insider with respect to any other plan of the Company or any subsidiary thereof which had the effect (directly or indirectly) of making an acquisition on behalf of such Insider of the same class of equity security as that which is the subject of the Stock Fund.
     6.10 Election of Five or Ten Year Installment Payment. A Participant may, at least on year prior to his Retirement, elect to receive the value of the amounts credited to his Account in either five or ten annual installments (recalculated annually for each installment) in lieu of the fifteen year installment method normally provided for under Section 6.3. Such election by the Participant shall be made in such manner as may be directed by the Committee and must in all circumstances be elected at least one year prior to the Participant’s Retirement from the employment of the Employer. In the absence of any such conforming election, the Participant’s Account shall be paid in the normal fifteen year installment method set forth in Section 6.3 herein.
ARTICLE XIVARTICLE VIII
AMENDMENT AND/OR TERMINATION
     14.1 8.1 Amendment or Termination of the Plan. This Plan may be amended or terminated as set forth in the Plan without approval of the Participants, at any time by an instrument in writing.
     14.2 8.2 No Retroactive Effect on Account. No amendment will affect the rights of any Participant to the amounts then standing to his credit in his Account in the Deferred Compensation Ledger, to change the method of calculating the rate of earnings under the Fund already accrued on amounts deferred by him prior to the date of the amendment. Further, no amendment will affect a Participant’s rights under any provision relating to a Change of Control after a Change of Control has previously occurred without his consent. However, the Committee shall retain the right at any time to change in any manner the method of calculating the rate of earnings under the Fund on all amounts deferred by a Participant after the date of the amendment if it has been announced to the Participants.
     14.3 8.3 Effect of Change of Control. In the event of a Change of Control of the Company, this Plan shall not automatically terminate effective as of the Change of Control. Rather, Accounts of each Participant shall (i) become fully vested (if not already vested), and (ii) be paid out in accordance with the provisions of Article VI of this Plan.
     14.4 8.4 Effect of Termination. If the Plan is terminated, all accounts deferred by Participants or credited as Discretionary Credits and credited to a Participant’s

Account shall become fully vested under Article V (if not already fully vested), and earnings under the Fund will be applied to the Account in accordance with Section 4.4 as if the Participant were entitled to and did retire on the date the Plan terminated. At the sole discretion of the Board of Directors, following Plan termination, either (i) distribution will commence in accordance with Section 6.3 as soon as conveniently practicable following Plan termination and earnings under the Fund during the distribution period would be calculated and credited in accordance with Section 4.4 or (ii) distribution shall be made at such time as provided for under the Plan if the Plan were not terminated.

x